                                                                    EXHIBIT 12.1

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

            (IN MILLIONS, EXCEPT RATIO OF EARNINGS TO FIXED CHARGES)




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
                                                      Six Months Ended
                                                     -------------------                    Year Ended December 31,
                                                     June 29,   June 30    --------------------------------------------------------
                                                       2002       2001       2001        2000        1999        1998        1997
                                                     --------   --------   --------    --------    --------    --------    --------
Income before provision for national income taxes,
  minority interests in net income (loss) of
  subsidiaries, equity (income) loss of affiliates
  and cumulative effect of a change in accounting
  principle                                          $  199.4   $  106.9   $   97.4    $  484.2    $  443.0    $  214.8    $  344.2
Fixed charges                                           126.9      155.5      293.6       349.3       253.8       130.7       113.6
Distributed income of affiliates                          2.1        2.1        4.2         2.0         1.8         2.3         3.9
                                                     --------   --------   --------    --------    --------    --------    --------
    Earnings                                         $  328.4   $  264.5   $  395.2    $  835.5    $  698.6    $  347.8    $  461.7
                                                     ========   ========   ========    ========    ========    ========    ========

Interest expense                                     $  107.6   $  135.8   $  254.7    $  316.2    $  235.1    $  110.5    $  101.0
Portion of lease expense representative of interest      19.3       19.7       38.9        33.1        18.7        20.2        12.6
                                                     --------   --------   --------    --------    --------    --------    --------
     Fixed Charges                                   $  126.9   $  155.5   $  293.6    $  349.3    $  253.8    $  130.7    $  113.6
                                                     ========   ========   ========    ========    ========    ========    ========

     Ratio of Earnings to Fixed Charges                   2.6        1.7        1.3         2.4         2.8         2.7         4.1

     Fixed Charges in Excess of Earnings                  -          -          -           -           -           -           -
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